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                                                                   EXHIBIT 10.47

          TENNECO INC. VALUE ADDED ("TAVA") INCENTIVE COMPENSATION PLAN


SECTION 1.    PURPOSES OF THE PLAN.

         The purpose of the Plan is to more closely link incentive cash compensation to the creation of stockholder value. The Plan is intended to foster a culture of performance and ownership, promote employee accountability, and establish a framework of manageable risks imposed by variable pay. The Plan is also intended to reward long-term, continuing improvements in stockholder value with an opportunity to participate in a portion of the wealth created. This Plan amends, restates and continues, effective for the Plan Year beginning January 1, 2006 (the "Effective Date"), the Plan as in effect immediately prior to the Effective Date.

SECTION 2.    DEFINITIONS.

         "Actual Improvement" means, as to any Plan Year, the annual change in EVA over the immediately preceding Plan Year, as determined under Section 5(b)(1) of the Plan, which can be positive or negative.

         "Authorized Leave" shall be as defined in Section 6(e).

         "Board" means the Board of Directors of the Company.

         "Bonus Amount" shall be as defined in Section 6(a).

         "Bonus Interval" means the amount of EVA growth or diminution as a variance from Target Improvement that would either: (i) result in the doubling of the TAVA Target Bonus for EVA performance above Target Improvement; or (ii) result in the realization of no TAVA Target Bonus for EVA performance below Target Improvement.

         "Bonus Reserve Account" means the Bonus Reserve Account established for each Participant under the Plan as in effect prior to the Effective Date. The Bonus Reserve Accounts under the Plan are book entry accounts only.

         "Capital Charge" means the Cost of Capital multiplied by the Company's aggregate capital, as determined by the Committee.

         "Cause" means the Participant's (i) commission of an act of fraud, embezzlement or theft in connection with the Participant's employment, (ii) commission of intentional wrongful damage to property of the Company or a Subsidiary, (iii) failure to perform the material duties of employment after receipt of written notice from the Company or a Subsidiary, or (iv) conviction of a felony (or plea of guilty or nolo contendre with respect thereto).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Committee" means the Compensation/Nominating/Governance Committee of the Board, any successor committee of the Board thereto or, in the absence of such a committee or at the Board's discretion, the full Board.

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         "Company" means Tenneco Inc.

         "Cost of Capital" means the Company's cost of equity plus its cost of debt, expressed as a percentage, as determined by the Committee using a weighted average of the expected return on the Company's debt and equity capital. Cost of Capital is intended to reflect the rate of return that an investor could earn by choosing another investment with equivalent risk.

         "Discretionary Bonus" means the amount, if any, of a Participant's bonus to be paid to the Participant for any Plan Year as determined in accordance with Section 5(c).

         "Discretionary Target Bonus" means for any Plan Year and Participant, an amount equal to 25% of that Participant's Target Bonus.

         "Disability" means permanent and total disability as determined under the rules and guidelines established by the Company or a Subsidiary in order to qualify for long-term disability coverage under the Company's long-term disability plan in effect at the time.

         "EVA" means the "economic value added" of the Company determined each Plan Year by deducting the Company's Capital Charge from NOPAT, as determined by the Committee. EVA is intended to reflect a measure of profit after subtracting the cost of all capital employed. EVA(R) is a registered trademark of Stern Stewart & Co.

         "NOPAT" means, for any Plan Year, the Company's net operating profit after tax for that Plan Year, as determined by the Committee based on the Company's audited financial statements, subject to adjustments established for that Plan Year by the Committee.

         "Participant" shall be as defined in Section 3.

         "PIP" means a performance improvement plan, as may be in effect from time to time, or similar probationary performance period instituted by the Company or any Subsidiary.

         "Plan" or "TAVA Plan" means the Tenneco Inc. Value Added Incentive Compensation Plan.

         "Plan Year" means the fiscal year of the Company.

         "Retirement" means the termination of a Participant's employment with the Company or a Subsidiary after a Participant has met the eligibility requirements for early or normal retirement as established in accordance with the retirement plan of the Company or a Subsidiary covering such Participant for the Plan Year in which the termination occurs.

         "Subsidiary" means any corporation at least eighty percent (80%) percent of the outstanding voting stock of which is owned by the Company.

         "Target Bonus" means, for any Plan Year, a Participant's target bonus for purposes of the Plan as established by the Company for that Plan Year in accordance with the Company's human resources policies and procedures, 75% of which is the TAVA Target Bonus and 25% of which is the Discretionary Target Bonus.


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         "Target Improvement" means the targeted improvement in annual EVA growth for the TAVA Bonus to be declared at exactly the target level.

         "TAVA" means Tenneco Automotive Value Added.

         "TAVA Bonus" means the annual bonus amount for a Plan Year that is related to the Company's EVA performance, as determined under Sections 5(a) and
(b) of the Plan.

         "TAVA Bonus Amount" has the meaning set forth in Section 6(a) of the Plan.

         "TAVA Bonus Factor" means the multiple determined in accordance with
Section 5(b)(4) of the Plan for purposes of determining a Participant's TAVA Bonus.

         "TAVA Target Bonus" means, for any Plan Year and Participant, an amount equal to 75% of that Participant's Target Bonus, which represents the annual TAVA Bonus a Participant would earn, if any, for that Plan Year if Actual Improvement equaled Target Improvement.

SECTION 3.    ELIGIBILITY

         A salaried employee of the Company or a Subsidiary who, individually or as part of a group, is selected by the Committee, or pursuant to authority granted by the Committee to the company's senior human resources management, to be eligible to participate in the Plan for a Plan Year (a "Participant") shall become a Participant as of the first day of such Plan Year, unless otherwise determined by the Committee or pursuant to such granted authority; provided, however, that an employee whose employment with the Company or a Subsidiary commences after September 30 of any Plan Year shall not be eligible to be a Participant for that Plan Year.

SECTION 4.    ADMINISTRATION.

         (a) The Committee. The Compensation/Nominating/Governance Committee of the Board shall be the Committee hereunder unless a new committee of the Board is selected by the Board as the Committee hereunder or, in the Board's discretion, the Board determines to act as the Committee hereunder.

         (b) Powers. Notwithstanding anything to the contrary contained herein, the Committee shall have full and exclusive discretionary power to:

         (1) conclusively interpret the Plan,

         (2) to determine, or select the method of determining, those employees of the Company and its Subsidiaries who are eligible to participate in the Plan, and

         (3) adopt such rules, regulations and guidelines (including the establishment and modification of performance criteria) for interpreting, implementing and administering the Plan as the Committee may deem necessary or proper, including without limitation the full discretion not to make payment of any or all of the bonus amounts determined and that would otherwise be payable under Section 5.

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         (c) Adjustment to Payments. Notwithstanding anything to the contrary contained herein, subject to final approval of the Committee or otherwise in accordance with the human resources policies and practices of the Company and its Subsidiaries, individual Participant payments may be subject to change by recommendation of the Participant's manager and senior management team, with consideration given to the individual's successful (or unsuccessful) job performance. The Company retains the right to withhold any payment amounts determined hereunder from any Participant who violates Company policies and to treat such withheld payments as forfeited by the Participant.

         (d) Third-party Advisors. The Committee may employ attorneys, consultants, accountants, and other persons in connection with the administration of the Plan. The Board, Committee, the Company, and its officers shall be entitled to rely upon the advice or opinion of such persons.

         (e) Binding Effect of Committee Actions. All actions taken and all interpretations and determinations made by the Committee with respect to the Plan shall be final and binding upon the Participants, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan. All members of the Committee shall be fully protected and indemnified by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination, or interpretation of the Plan.

         (f) Annual Certification. In the event that any portion of the payments under the Plan are intended to constitute "performance-based compensation" as defined in Section 162(m) of the Code, each Plan Year prior to payment of such amounts, the Committee shall certify that the performance requirements of the Plan have been satisfied in accordance with Section 5(a)(2) of the Plan and
Section 162 (m) of the Code.

         (g) Legal Compliance. The Committee shall have the discretion to modify or amend the Plan, or adopt additional terms and or conditions, as may be deemed necessary or advisable in order to comply with the local, state, federal or foreign laws and regulations of any jurisdiction.

SECTION 5.    DETERMINATION OF TAVA BONUS AND DISCRETIONARY BONUS.

         (a) Determination of EVA and Actual Improvement.

         (1) Beginning of Plan Year Determinations. At or as soon as practicable after the commencement of each Plan Year, the following determinations shall be made:

         (i) The Committee shall determine the Company's EVA for the immediately preceding Plan Year, as of the end of such Plan Year.

         (ii) The Committee shall determine or approve a Target Bonus for each Participant and the Company's Cost of Capital for the Plan Year.

         (iii) The Committee shall establish the Target Improvement and the Bonus Interval for the Plan Year, provided that these standards may each be set by the Committee for more than one Plan Year at a time.


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         (2) End of Plan Year Determinations. At or as soon as practicable after the end of each Plan Year, the following determinations shall be made:

         (i) The Committee shall determine the Company's EVA for the Plan Year, as of the end of such Plan Year, and the resulting Actual Improvement.

         (ii) The Committee shall determine, or approve the determination of, the TAVA Bonus Factor for the Plan Year, consistent with the terms of the Plan.

         (b) Determination of TAVA Bonus. Subject to the terms of the Plan, a Participant's TAVA Bonus, if any, for a Plan Year, shall be determined in accordance with the following:

         (1) The Actual Improvement in EVA for a Plan Year shall be determined by subtracting the EVA for the immediately preceding Plan Year from the EVA for the Plan Year;

         (2) If the Actual Improvement exceeds the Target Improvement, the amount of that excess shall be the "Excess Improvement";

         (3) If the Target Improvement exceeds the Actual Improvement, the amount of that excess shall be the "Shortfall";

         (4) The TAVA Bonus Factor shall be determined by comparing the Excess Improvement or Shortfall to the Target Improvement and Bonus Interval, according to the following:

         (i) If the Actual Improvement equals the Target Improvement, the TAVA Bonus Factor shall equal one (1).

         (ii) If the Actual Improvement exceeds the Target Improvement, the TAVA Bonus Factor shall equal the Excess Improvement divided by the Bonus Interval, plus one (1).

         (iii) If the Actual Improvement is less than the Target Improvement, the TAVA Bonus Factor shall equal the Shortfall (expressed as a negative number) divided by the Bonus Interval, plus one (1).

         (5) For any Plan Year, the TAVA Bonus for each Participant shall equal the Participant's TAVA Target Bonus for that Plan Year, multiplied by the TAVA Bonus Factor for that Plan Year.

         (c) Determination of Discretionary Bonus. At or as soon as practicable after the end of each Plan Year, the Committee shall determine whether Participants shall receive, in respect of their Discretionary Target Bonuses, payment at the level of the Discretionary Target Bonuses, or at a level above or below the level of the Discretionary Target Bonuses (as so determined, the "Discretionary Bonuses"). The Committee shall make this determination based on judgmental considerations that, in the Committee's sole discretion, are determined to be appropriate, which may take into account, without limitation, the following criteria: (i) the relative performance of the Company versus its peers in key areas such as improvements in working capital and SGA&E

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(selling, general and administrative expenses plus engineering costs) as a percentage of sales, technology leadership, improvements in EBITDA (earnings before interest, income taxes, depreciation and amortization) and margins, (ii) performance of the market price of the Company's stock, (iii) management retention goals, (iv) overall market and industry conditions, (v) the degree of difficulty in meeting targets, (vi) contribution to overall corporate performance, (vii) environmental and safety performance, (viii) quality initiatives and (ix) equal employment opportunities performance.

         (d) Bonus Reserve Account. No credits shall be made to Participants' Bonus Reserve Accounts under the Plan for Plan Years beginning after December 31, 2005. Effective as of the Effective Date, the balance in a Participant's Bonus Reserve Account shall be equal to the balance in his Bonus Reserve Account under the Plan as in effect prior to the Effective Date after all adjustments thereto have been made in accordance with the terms of the Plan as in effect prior to the Effective Date. Thereafter, the Bonus Reserve Account shall be adjusted in accordance with the terms of the Plan as in effect from and after the Effective Date.

SECTION 6.    PAYMENT OF BONUS AMOUNT.

         (a) Determination of Bonus Amount. At or as soon as practicable after the end of each Plan Year, the Company shall pay each Participant a "Bonus Amount" equal to the sum of: (i) the Participant's TAVA Bonus, if positive (the "TAVA Bonus Amount"), (ii) one-third of the Participant's remaining Bonus Reserve Account balance as of the end of that Plan Year, and (iii) the Participant's approved Discretionary Bonus for that Plan Year. If the amount in a Participant's Bonus Reserve Account prior to determining the TAVA Bonus Amount is less than the Participant's TAVA Bonus, the entire amount of the Participant's Bonus Reserve Account shall be paid. The Bonus Amount shall be paid by the Company within forty-five (45) days following the Committee's determination of the TAVA Bonus Factor and Discretionary Bonuses but no later than 2-1/2 months following the last day of the Plan Year (provided, however, that no payment shall be required to be made to a Participant who is subject to a PIP for any period during which the Participant is subject to a PIP). The Bonus Amount determined under this subsection (a) shall not be earned by the Participant until such time as the date on which it is paid.

         (b) Payment Upon Death, Retirement or Disability. In the event of a Participant's termination of employment with the Company or a Subsidiary due to his or her death, Retirement or Disability, (i) the Participant's TAVA Bonus for the Plan Year in which termination occurs (the "Termination Year") shall be determined in accordance with Section 5 of the Plan, multiplied by a fraction, the numerator of which shall equal the total number of payroll periods during the Termination Year in which the Participant was actively employed by and at work for the Company or its Subsidiaries (rounded to the nearest payroll date), and the denominator of which shall be the total number of payroll periods in the Termination Year (the "Completion Multiple"), (ii) the full amount of the Participant's Bonus Reserve Account, if any, shall be considered earned as of the termination date, and (iii) the Participant shall be credited as of the end of the Termination Year with a Discretionary Bonus determined in accordance with
Section 5 of the Plan, multiplied by the Completion Multiple. All amounts payable pursuant to this subsection (c) shall be paid by the Company to the former Participant, or in the event of his or her death, to his or her estate or designated beneficiary, in one lump sum within the time frame set forth in subsection (a) above.


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Other than completion of the determinations and payments described in this subsection (b), the Participant shall have no rights or interests in the Plan after such termination.

         (c) Termination by Company and Subsidiaries With or Without Cause. In the event of a Participant's termination of employment by the Company and its Subsidiaries (other than under circumstances described in subsection (b) above),
(i) the Participant shall not earn any TAVA Bonus for the Termination Year, (ii) in the event that the TAVA Bonus for the prior Plan Year has not yet been paid, the Participant shall not earn any TAVA Bonus for such prior Plan Year, (iii) the Participant will not be entitled to any Discretionary Bonus for the Termination Year or any prior Plan Year, (iv) the full amount of the Participant's Bonus Reserve Account, if any, shall be forfeited in its entirety as of the termination date, and (v) the Participant shall have no rights or interests in the Plan after such termination.

         (d) Voluntary Termination of Employment by Participant. In the event of a Participant's voluntary termination of employment (other than under circumstances described in subsection (b) above), (i) the Participant shall not earn any TAVA Bonus for the Termination Year, (ii) in the event that the TAVA Bonus for the prior Plan Year has not yet been paid, the Participant shall not earn any TAVA Bonus for such prior Plan Year, (iii) the Participant will not be entitled to any Discretionary Bonus for the Termination Year or any prior Plan Year, (iv) the full amount of the Participant's Bonus Reserve Account, if any, shall be forfeited in its entirety as of the termination date, and (v) the Participant shall have no rights or interests in the Plan after such termination.

         (e) Leaves of Absence and PIPs. If during any Plan Year a Participant is not actively at work with the Company or its Subsidiaries due to an authorized leave of absence (in accordance with the human resource policies and procedures of the Company or its Subsidiaries), or is subject to a PIP, (i) the amount of his or her TAVA Bonus shall be determined in accordance with Section 5 of the Plan, multiplied by a fraction (also, a "Completion Multiple"), the numerator of which shall equal the total number of payroll periods during that Plan Year in which the Participant was actively at work for the Company or its Subsidiaries, or was not subject to a PIP, as applicable (rounded to the nearest payroll date), and the denominator of which shall be the total number of payroll periods in the applicable Plan Year, and (ii) the Participant shall be credited as of the end of that Plan Year with a Discretionary Bonus determined in accordance with Section 5 of the Plan, multiplied by the applicable Completion Multiple, which amounts shall be paid by the Company within the time frame set forth in subsection (a) above. In the event that during a Plan Year a Participant is on an Authorized Leave or subject to a PIP and also terminates his or her employment with the Company and its Subsidiaries during that Plan Year, the provisions of this subsection (e) shall be applied in addition to, and not in limitation of, the applicable provisions of this Section 6 regarding such termination of employment.

         (f) Ineligibility. If an employee's participation in the Plan is terminated for reasons other than set forth in subsections (b) through (d), whether due to changes in the Participant's employment status with the Company or a Subsidiary, or due to employment with an affiliate of the Company that is not a Subsidiary, (i) the amount of his or her TAVA Bonus shall be determined and paid in accordance with subsection (b) of this Section, whereby the Termination Year shall be the Plan Year in which participation in the Plan terminates and the numerator of the Completion Multiple shall equal the total number of payroll periods during the Termination Year in which the

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employee was a Participant in the Plan (rounded to the nearest payroll date),
(ii) the entire amount of the Participant's Bonus Reserve Account shall be paid to the former Participant on or before the 60th day following the end of the Termination Year, and (iii) the Participant shall be credited as of the end of the Termination Year with a Discretionary Bonus determined in accordance with
Section 5(c) of the Plan, multiplied by the applicable Completion Multiple, which shall be paid by the Company to the former Participant in one lump sum within the time frame set forth in subsection (a) above. Other than completion of the events described in clauses (i), (ii) and (iii) above, the Participant shall have no rights or interests in the Plan after such termination.

SECTION 7.    GENERAL PROVISIONS.

         (a) No Right to Employment or Participation. No Participant or other person shall have any claim or right to be retained in the employment of the Company or a Subsidiary by reason of the Plan or any Discretionary Bonus, TAVA Bonus or Bonus Reserve Account. Selection for eligibility to participate in the Plan for any given Plan Year shall not entitle the Participant to participate in any subsequent Plan Year.

         (b) Plan Expenses. The expenses of the Plan and its administration shall be borne by the Company.

         (c) Plan Not Funded. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Discretionary Bonus, TAVA Bonus or Bonus Reserve Account under the Plan.

         (d) Reports. The appropriate officers of the Company shall cause to be filed any reports, returns, or other information regarding the Plan, as may be required by any applicable statute, rule, or regulation.

         (e) Governing Law. The validity, construction, and effect of the Plan, and any actions relating to the Plan, shall be determined in accordance with the laws of the state of Illinois and applicable federal law, without regard to the conflict of laws provisions of any state.

         (f) No Guarantee. Participation in the Plan is not a guarantee that any amounts will be paid under the Plan. Participation in the Plan is a privilege, not a right, and each individual Participant's participation in the Plan is subject to review from time to time at the discretion of the Company.

         (g) Negative Balances. Negative balances in the Bonus Reserve Account shall not be held as claims against employees who leave the payroll for any reason.

SECTION 8.    AMENDMENT AND TERMINATION OF THE PLAN.

         The Board or Committee may, from time to time, amend or modify the Plan in any respect (including but not limited to, adjusting and establishing Target Improvement, Bonus Intervals, Discretionary Target Bonuses, TAVA Target Bonuses, and other criteria utilized in the EVA performance measurement system), or may discontinue or terminate the Plan at any time. In the event of the termination of this Plan, the full amount, if any, then credited to a Participant's Bonus

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Reserve Account shall be paid in full within ninety (90) days following the effective date of termination (unless transferred to a similar account included within successor plan hereto).



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